UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Akorn, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______________________________________________

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXY MATERIALS

Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, Illinois  60045

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held December 29, 2011

TO THE SHAREHOLDERS OF AKORN, INC.:

You are cordially invited to attend a special meeting of shareholders of Akorn, Inc.  (“we,” “our,” “us” or “Akorn”) to be held at 10:00 a.m., local time (Central Standard Time) on December 29, 2011, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 for the following purpose, as more fully described in the accompanying proxy statement:

1.
To approve an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan to increase the total number of shares of common stock authorized and reserved for issuance under the plan from 11,000,000 to 19,000,000 shares

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on December 5, 2011.  A list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the location of the meeting on and during ordinary business hours for 10 days prior to the meeting at our principal offices located at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

As outlined in the proxy statement, your Board of Directors recommends that you vote “FOR” an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.  Please refer to the proxy statement for detailed information on the proposal.

By Order of the Board of Directors

/s/ Raj Rai

Raj Rai
Chief Executive Officer

Lake Forest, Illinois
December 5, 2011

It is important that your shares be represented at the meeting regardless of the number of shares you hold.  Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the meeting.  Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This Proxy Statement is dated December 5, 2011 and was first mailed to shareholders of Akorn, Inc. on or about December 9, 2011.

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Shareholders to Be Held on December 29, 2011.

The notice of special meeting, proxy statement and 2010 annual report to stockholders are available at http://www.proxyvote.com.

Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, Illinois  60045

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held December 29, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why have I received these materials?

This proxy statement and the enclosed proxy card were sent to you because our Board of Directors (“Board”) is soliciting your proxy to vote at a special meeting of shareholders to be held on December 29, 2011.  You are cordially invited to attend the special meeting and are requested to vote on the proposals described in this proxy statement.  We intend to mail this proxy statement and accompanying proxy card on or about December 9, 2011 to all shareholders entitled to vote at the special meeting.  The notice of special meeting, proxy statement and 2010 annual report to stockholders are available at http://www.proxyvote.com.

Who is entitled to vote at the Special Meeting?

Shareholders of record as of the close of business on December 5, 2011 will be entitled to vote at the special meeting.  On December 5, 2011, there were 94,836,641 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name.  If on December 5, 2011 you were a “record” shareholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare Investor Services, LLC (“Computershare”)), you may vote in person at the special meeting or by proxy.  Whether or not you intend to attend the special meeting, we encourage you to complete and sign the accompanying proxy card and mail it to Akorn to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on December 5, 2011, you were the beneficial owner of shares of common stock held in “street name” (that is, a shareholder who held common stock through a broker or other nominee) then these materials are being forwarded to you by the broker or other nominee.  You may direct your broker or other nominee how to vote your shares of common stock.  However, you will have to obtain a proxy form from the institution that holds your shares and follow the voting instructions on the form.  If you wish to attend the special meeting and vote in person, you may not do so unless you first obtain a legal proxy issued in your name from your broker or other nominee.

What am I voting on?

There is only one matter scheduled for a vote:

●
Approval of an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan to increase the total number of shares of common stock authorized and reserved for issuance under the plan from 11,000,000 to 19,000,000 shares.  Under the plan, the Company may grant the shares to directors, employees, consultants (including prospective directors, employees and consultants) of the Company either through Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards, and Other Stock Based Awards.

How do I vote?

You may either vote “FOR” or “AGAINST” or abstain from voting to amend the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.

Shareholder of Record: Shares Registered in Your Name.  If you are a shareholder of record, you may vote in person at the special meeting, or you may vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the special meeting and vote in person if you have already voted by proxy.

●	To vote in person, come to the special meeting and we will give you a ballot when you arrive.
●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Akorn.  In order to vote, complete and mail the proxy card received from your broker or bank to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent.  To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

How many votes do I have?

Each share of common stock is entitled to one vote with respect to each matter to be voted on at the special meeting.

What constitutes a quorum for purposes of the special meeting?

A quorum of shareholders is necessary to hold a valid meeting.  The presence at the special meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the person named as proxy on the proxy card will vote in accordance with the recommendation of the Board.  The Board’s recommendation is set forth together with the description of the proposal in this proxy statement.  The Board recommends a vote:

●
FOR the approval of an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan to increase the total number of shares of common stock authorized and reserved for issuance under the plan from 11,000,000 to 19,000,000 shares, as set forth on page 4.

With respect to any other matter that properly comes before the special meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.  At the date this proxy statement went to press, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the special meeting.

What if I return a proxy card but do not make specific choices?

If you are the shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.  If any other matter is properly presented at the special meeting, your proxy (the individual named on your proxy card) may vote your shares using his best judgment on certain matters.

If you are the beneficial owner, but not the shareholder of record, and return a signed and dated proxy card without marking any voting selections, your shares may not be voted by your nominee for an amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.

How many votes are needed to approve each proposal?

The approval of the amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan requires a “FOR” vote from a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

Can I change my vote after I return my proxy card?

Yes.  For shareholders of record, after you have submitted a proxy card, you may change your vote at any time before the proxy card is exercised in one of three ways:

●	You may submit a written notice of revocation to Akorn’s Corporate Secretary, Joseph Bonaccorsi, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

●	You may submit a proxy bearing a later date.

●	You may attend the special meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

For beneficial owners, you will need to revoke or resubmit your proxy through your nominee and in accordance with its procedures.  In order to attend the special meeting and vote in person, you will need to obtain a proxy from your nominee, the shareholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Akorn will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  Our employees will not receive any additional compensation for participating in proxy solicitation.  We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2012 annual meeting of shareholders must deliver the proposal to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 not later than December 31, 2011, or if such year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Akorn begins to print and send its proxy materials, if the proposal is to be submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Any notice of a shareholder proposal submitted after December 31, 2011, or if such year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, a reasonable time before Akorn begins to print and send its proxy materials, will be considered untimely and outside the processes of Rule 14a-8 of the Exchange Act.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent.  Please vote all of these shares.  We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Computershare – Essential Registry Team, located at 350 Indiana Street, Suite 750, Golden, Colorado 80401 and may be reached at (303) 262-0678.

PROPOSAL

APPROVAL OF AN AMENDMENT TO THE
AMENDED AND RESTATED AKORN, INC. 2003 STOCK OPTION PLAN

Proposed Amendment

In November 2011, based on the recommendation of our Compensation Committee, our Board approved an amendment (the “Proposed Amendment”) to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan subject to approval by the Company’s shareholders. Pursuant to the Proposed Amendment, the total number of shares authorized and reserved for issuance under the plan will be increased by 8,000,000 from a total of 11,000,000 shares to a total of 19,000,000 shares.  Capitalized terms used in this Proposal but not otherwise defined herein have the meanings assigned to them in the Plan.

Background

The Akorn, Inc. 2003 Stock Option Plan was approved by our Board of Directors on November 6, 2003 and approved by our stockholders on July 8, 2004. On March 29, 2005, our Board of Directors approved the Amended and Restated Akorn, Inc. 2003 Stock Option Plan (the “Plan”), effective as of April 1, 2005, and this plan was subsequently approved by our stockholders on May 27, 2005. The Plan is an amendment and restatement of the 2003 Stock Option Plan and provides us with the ability to grant other types of equity awards to eligible participants besides stock options. The aggregate number of shares of our common stock authorized to be issued pursuant to awards granted under the Plan was initially set at 5,000,000. On August 7, 2009, our shareholders voted affirmatively to increase the number of available for issuance under the Plan to 11,000,000.  On August 7, 2009, subject to shareholder approval, our Board approved an amendment to the Plan allowing the Board, at its discretion, to grant options to acquire more than 500,000 shares of common stock to a participant in any one calendar year. At the annual meeting of shareholders held on May 21, 2010, our shareholders approved the amendment, effective August 7, 2009. On November 19, 2009, we completed a tender offer to employees (the “Option Exchange Program”) for the purpose of completing a one-for-one exchange of their existing out-of-the-money vested and unvested options. New options were issued with the same vesting schedule and termination period as the surrendered options, except that the clock on both vesting and termination was restarted on November 19, 2009. Options granted under the Plan have an exercise price equal to the market value of our common stock on the date of grant and generally vest over a period of three years and expire within a period of five years. As of November 30, 2011, only 247,673 shares remained available for future awards out of the 11,000,000 currently authorized under the Plan.

Subject to shareholder approval, our Board approved the Proposed Amendment.  Over the past two years, the Company has experienced significant growth, both internally and through acquisitions of other businesses, and the Company expects to continue to grow and hire additional employees.  The Board believes that increasing the shares allocated to the Plan by 8,000,000 is in the best interests of the Company and our shareholders because it will permit us to (i) attract and retain key employees by providing them with appropriate equity incentive and (ii) enable such individuals to participate in the long-term growth and financial success of the Company.  Any options previously granted shall continue in full force and effect under the terms of the Plan and shall not be changed nor modified as a result of the Proposed Amendment.

If the shareholders fail to approve this proposal, the Plan will remain in existence and the total shares available for issuance under the Plan will remain at 11,000,000.

If the shareholders approve the Proposed Amendment, the Board believes that the shares available under the Plan should be sufficient to meet the Company’s presently anticipated equity grant needs for its named executive officers and other employees until expiration of the Plan in 2013.

Summary Plan Description

The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan.  You are urged to read the actual text of the Plan in its entirety, as amended August 7, 2009 and May 21, 2010, and which has been previously filed as Appendix A to our Form Def14A Proxy Statement filed July 24, 2009.

Proposed Amendment

Other than proposing to increase the shares available for issuance under the Plan from 11,000,000 to 19,000,000, no other changes to the Plan are being proposed.

Eligible Participants

Any director, employee or consultant (including any prospective director, employee or consultant) of Akorn and any affiliate of Akorn shall be eligible to be designated a participant in the Plan for purposes of receiving awards. However, incentive stock options (“ISOs”) may be granted only to employees.

Plan Administration

Our Board, or one or more committees appointed by our Board, administers the Plan (in either case, the “administrator”). In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the administrator will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the power to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award exchange program (whereby awards may be exchanged or cancelled for awards with lower exercise prices or different terms), or a program through which participants may reduce cash compensation payable in exchange for awards. The administrator may also create other stock based awards that are valued in whole or in part by reference to (or are otherwise based on) shares of our common stock.

Shares Available For Awards

Subject to adjustment as provided below, the aggregate number of shares of our common stock that may be issued pursuant to awards granted under the Plan is 11,000,000.  As of November 30, 2011, 247,673 shares of our common stock remained available to be issued under the Plan.  Notwithstanding the foregoing, the maximum number of shares that may be issued pursuant to ISOs granted under the Plan is 300,000, including ISOs that are outstanding or have been exercised. No ISOs have been granted as of the date of this proxy statement, leaving 300,000 available for issuance as of such date, subject to share availability generally under the Plan.

If an award expires or is terminated or canceled without having been exercised or settled in full, it is forfeited back to or repurchased by us, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the Plan (unless it has terminated). Shares are not deemed to be issued under the Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or tax withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the Plan.

Awards

The Plan provides for the grant of options intended to qualify as ISOs under Section 422 of the Code to our and our affiliates’ employees and non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance unit awards, performance share awards and other stock based awards (each, an “award”) to our and our affiliates’ directors, employees and consultants.

Stock Options. An option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator may grant both ISOs and NSOs under the Plan. Except as otherwise determined by the administrator in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the Plan) of our common stock on the date of grant. The term of each option will be determined by the administrator; provided that no ISO will be exercisable after the tenth anniversary of the date the option is granted. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date of grant and its term will be five years or less from the date of grant. All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. In any calendar year, no Participant shall be granted options to purchase more than 500,000 shares of Common Stock; provided, however, that effective beginning August 7, 2009, the Compensation Committee may, in their discretion, grant to a Participant options to acquire more than 500,000 shares of Common Stock in a calendar year, subject to full Board approval of such grant.

Options shall vest and become exercisable as determined by the administrator. The exercise price will be payable with cash (or its equivalent) or by other methods as permitted by the administrator to the extent permitted by applicable law.

If a participant’s employment or relationship with us is terminated, the participant (or his or her designated beneficiary or estate representative in the case of death) may exercise his or her option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of termination. In the absence of a specified time in the award agreement, the option will remain exercisable for three months following the date of termination, except in the case where termination is as a result of disability or death, in which case the option will remain exercisable for 12 months following the date of termination.

The administrator may at any time offer to buy out an option previously granted for a payment in cash or shares of our common stock based on such terms and conditions as the administrator shall establish and communicate to the participant at the time that such offer is made.

Restricted Stock. Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of any grants of restricted stock and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability. Holders of restricted stock may exercise voting rights with respect to such stock, unless the administrator determines otherwise. During the period of restriction, holders of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such stock unless otherwise provided in the award agreement. If any such dividends or distributions are paid in our shares of common stock, such shares will be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid.

Unrestricted Stock. Subject to the terms of an award agreement, a participant may be awarded (or sold at a discount) shares of our common stock that are not subject to restrictions on transfer, in consideration for past services rendered to us, our affiliates or for other valid consideration.

Stock Appreciation Rights. A stock appreciation right is the right to receive an amount equal to the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may either pay the appreciation in cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator and in conformance with Section 409A of the Code. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options. The administrator may at any time offer to buy out for a payment in cash or shares of our common stock a stock appreciation right previously granted based on such terms and conditions as the administrator shall establish and communicate to the participant at the time that such offer is made.

Performance Units and Performance Shares. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or value of performance units and performance shares to be paid to the participant. The performance goals may be based upon the achievement of Akorn, divisional or individual goals or objectives, securities laws or any other basis determined by the administrator. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Restricted Stock Units. Restricted stock units are awards of restricted stock, performance shares and/or performance units that are paid out in installments or on a deferred basis as determined by the administrator in its sole discretion in accordance with rules and procedures established by the administrator and in conformance with Section 409A of the Code.

Other Stock Based Awards. The administrator has the authority to create awards under the Plan in addition to those specifically described in the Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our common stock.

Transferability of Awards

Generally, unless the administrator determines otherwise, the Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Amendment and Termination of the Plan

The Board may at any time amend, alter, suspend or terminate the Plan. Unless sooner terminated, the Plan shall terminate on November 6, 2013, the date that is 10 years from the date the Plan was originally adopted by the Board.

Effectiveness

The proposed amendment will become effective upon approval of our shareholders.

Liquidation or Dissolution of Akorn

In the event of the proposed dissolution or liquidation of Akorn, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The administrator in its discretion may provide for a participant to have the right to exercise his or her award, to the extent applicable, until 10 days prior to such transaction as to all of the stock covered thereby, including shares of our common stock as to which such award would not otherwise be exercisable. In addition, the administrator may provide that any Akorn repurchase option or forfeiture rights applicable to any award shall lapse 100%, and that any award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an award will terminate immediately prior to the consummation of such proposed action.

Change in Control

Generally, in the event Akorn experiences a “change in control,” as that term is defined in the Plan, it is anticipated that awards will be assumed by the successor corporation or that the successor corporation will substitute an equivalent award in its place. However, if the successor corporation refuses to assume or substitute the outstanding award, then the administrator may provide that the vesting of any award shall accelerate 100%. If accelerated, the administrator shall give the recipient 15 days notice from which to exercise the vested awards. At the end of such 15-day period, the awards shall terminate if they are not exercised.

Federal Income Tax Consequences

To the Optionees or Recipients.

NSOs. An optionee generally will not recognize any income for federal income tax purposes on the grant of an NSO. Upon the exercise of an NSO, an optionee generally will recognize compensation taxable as ordinary income, equal to the difference between the fair market value of our common stock on the date of exercise and the exercise price. This compensation is subject to withholding taxes. An optionee will recognize gain or loss on the sale or exchange of stock acquired pursuant to an exercise of an NSO. Such gain or loss will be equal to the difference between the optionee’s adjusted basis in the stock, which will include the exercise price and any ordinary income recognized on exercise of the option, and the fair market value of the stock on the date of sale or exchange. The gain may be subject to preferential tax treatment if the stock has been held for more than one year.

ISOs. An optionee will not recognize any income for federal income tax purposes on the grant of an ISO. Upon the exercise of an ISO, tax is deferred until the underlying stock is sold (though the spread at exercise may be a tax preference for purposes of the Alternative Minimum Tax). When sold, the ISO is taxed at the capital gains rate on the full amount of appreciation for the sales proceeds over the option cost, provided the employee has satisfied the holding period prescribed for ISOs — the longer of two (2) years from the date of grant or one (1) year from the date of exercise. If the ISO stock is sold within the holding period, the option is taxed as an NSO.

Restricted Stock. Generally, a recipient recognizes no income from the grant of a restricted stock award until the grant is no longer subject to a substantial risk of forfeiture. Upon the lapse of a substantial risk of forfeiture (i.e., the restricted stock becomes vested), the recipient has taxable income equal to the excess of the fair market value of the restricted stock over the amount paid. Upon a later disposition, the computation of taxable gain will take into account any previous taxes paid, and the gain may be subject to preferential tax treatment if the restricted stock has been held for more than one year.

Unrestricted Stock. Unrestricted stock generally has the same tax consequences as restricted stock.

Stock Appreciation Rights. A recipient of a stock appreciation right will generally recognize ordinary income for federal income tax purposes, the timing of which depends on the terms of the underlying award agreement and Section 409A of the Code.

Performance Units and Performance Shares. A recipient of a performance unit/share generally recognizes no income until the performance objectives are satisfied. If the payout is in stock, the recipient has taxable income equal to the excess of the fair market value of the stock over the amount paid. Upon a later disposition, the computation of taxable gain will take into account any previous taxes paid, and the gain may be subject to preferential tax treatment if the stock has been held for more than one year. If the payout is in cash, the recipient has ordinary income equal to the amount of cash received.

Restricted Stock Units. Restricted stock units must comply with Section 409A of the Code, and will be taxed in accordance with the terms of its underlying award agreement.

Other Stock Based Awards. The taxation of other stock based awards depends on the nature of the award.

To Akorn.

With the exception of ISO awards, we generally are entitled to a business expense deduction at the time and in the amount that the optionee/recipient recognizes ordinary income in connection with the grant or exercise of the award. As to grants of ISOs, we generally receive no deduction associated with such grant except when the recipient has a disqualifying disposition. Upon a disqualifying disposition, the option loses its ISO status, converts to a NSO, and is taxed accordingly.

The Board believes that the Proposed Amendment to the Plan is in the best interest of Akorn and its shareholders and therefore recommends that the shareholders vote “FOR” approval of the above Proposal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of November 30, 2011, the following persons were directors, nominees, executive officers whose individual total annual salary and bonus for fiscal year 2010 exceeded $100,000 (each a “Named Executive Officer”), or others with beneficial ownership of 5% or more of our common stock.  The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished to us or to the SEC by the persons listed.  Unless otherwise noted the address of each of the following persons is 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.  As of November 30, 2011, there were 94,749,418 shares of our common stock issued and outstanding.

Beneficial Ownership of Holders of 5% or more of our Common Stock:

Beneficial Owner	Shares Beneficially Owned		Percent of Class
John N. Kapoor, Ph.D.	35,992,465	(1)	33.92%

Columbia Wanger Asset Management, LLC	9,775,000	(2)	10.32%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

(1)
The shares beneficially owned by our Chairman, Dr. Kapoor, include shares to which beneficial ownership may be acquired within 60 days of November 30, 2011 by the exercise of warrants.  (For full description of the shares beneficially owned by Dr. Kapoor, see Note (2) to the table below.)

(2)
The stock ownership of Columbia Wanger Asset Management, LLC is as of August 31, 2011 per a Schedule 13G/A filed with the SEC on September 8, 2011.  The shares reported therein include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC.  Columbia Wanger Asset Management, LLC holds sole voting power over 9,105,400 of the shares and holds sole dispositive power over 9,775,000 of the shares.

Beneficial Ownership of Directors, Nominees and Named Executive Officers:

Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Directors and Nominees
John N. Kapoor, Ph.D.	35,992,465	(2)	33.92%
Kenneth S. Abramowitz	76,585	(3)	0.07%
Ronald M. Johnson	215,000	(4)	0.20%
Steven J. Meyer	134,500	(5)	0.13%
Brian Tambi	80,000	(5)	0.08%
Alan Weinstein	159,000	(5)	0.15%
Named Executive Officers
Raj Rai	1,800,000	(6)	1.70%
Timothy A. Dick	430,628	(7)	0.41%
Joseph Bonaccorsi	293,155	(8)	0.28%
John R. Sabat	219,886	(9)	0.21%
Mark M. Silverberg	238,516	(10)	0.22%
Bruce Kutinsky	83,333	(11)	0.08%
Directors and officers as a group (12 persons)	39,723,068		37.44%

(1)
Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of November 30, 2011 by the exercise of options, warrants or other convertible securities.  Unless otherwise specified in the footnotes that follow, the indicated person has sole voting power and sole investment power with respect to the shares.

(2)
Includes (i) 25,129,896 shares of common stock owned by the Kapoor Trust, of which Dr. Kapoor is the sole trustee and beneficiary, (ii) 491,173 shares of common stock owned directly by Dr. Kapoor, (iii) 3,045,644 shares owned by EJ Financial / Akorn Management L.P., of which Dr. Kapoor is the managing general partner, (iv) 133,439 shares of common stock owned by several trusts, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s children, (v) 3,590,445 shares of common stock issuable upon exercise of warrants issued to the EJ Funds LP, and (vi) 3,601,868 shares of common stock issuable upon the exercise of warrants held by the Kapoor Trust.  Additional warrants may become issuable to EJ Funds pursuant to the Modification Agreement and to the Kapoor Trust pursuant to the Reimbursement Agreement (see “Certain Transactions” below).  Dr. Kapoor holds sole voting and dispositive power over 29,356,376 beneficially-owned shares and holds shared voting and dispositive power over 6,636,089 beneficially owned shares, which includes the 3,045,644 shares owned by EJ Financial / Akorn Management L.P and the 3,590,445 shares of common stock issuable upon exercise of warrants issued to the EJ Funds LP.

(3)	Includes 59,585 shares of common stock issuable upon exercise of options.

(4)	Includes 120,000 shares of common stock issuable upon exercise of options.

(5)	Includes 70,000 shares of common stock issuable upon exercise of options.

(6)	Includes 1,800,000 shares of common stock issuable upon the exercise of options.

(7)	Includes 416,666 shares of common stock issuable upon the exercise of options.

(8)	Includes 233,332 shares of common stock issuable upon the exercise of options.

(9)	Includes 94,998 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 195,832 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 83,333 shares of common stock issuable upon the exercise of stock options.

EQUITY COMPENSATION PLANS

Equity Compensation Plans

Under the Amended and Restated Akorn, Inc. 2003 Stock Option Plan (the “Plan”), options have been granted to employees and directors and remain outstanding as of December 31, 2010.  Options granted under the Plan have exercise prices equivalent to the market value of our common stock on the date of grant and generally vest over a period of three years and expire five years from date of grant.

The Akorn, Inc. Employee Stock Purchase Plan (the “ESPP”) permits eligible employees to acquire shares of our common stock through payroll deductions in whole percentages from 1% to 15% of base wages, at a 15% discount from the market price of our common stock, subject to an annual maximum purchase of $25,000 in market value of common stock.  A maximum of 2,000,000 shares of our common stock may be issued under the terms of the ESPP.

We do not have any equity compensation plans that have not been approved by our shareholders.

Summary Table.  The following table sets forth certain information as of December 31, 2010, with respect to compensation plans under which shares of Akorn common stock were issuable as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders:	7,960,221	$1.87	2,930,962
Equity Compensation plans not approved by security holders:	-	-	-

Total	7,960,221	$1.87	2,930,962(1)

(1)	Includes 2,079,455 shares of common stock available under the Plan and 851,507 shares of common stock available under the ESPP.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis presents an overview of our compensation program, focusing on the elements of compensation awarded or paid to our executive officers, including our CEO, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, “Named Executive Officers”).

Compensation Philosophy and Objectives

The Compensation Committee shepherds the development of our compensation philosophies and practices, and ensures that the total compensation paid to our executive officers is fair and reasonable. We are a specialty pharmaceutical company operating in an extremely competitive environment. Our Company experienced business and financial challenges over the past several years. The Committee focused intently on how best to attract and reward executives with the unique intersection of industry and turnaround skills needed at that point in time. In making compensation decisions, our intent is to align the Company’s key executives’ goals and incentive pay with the goals of our shareholders. Our compensation philosophy is intended to provide total compensation opportunities, which include base salary, bonus, long term equity compensation, and a health and welfare benefits package.  Our goal is to incentivize the uniquely skilled employees who will carry out our strategic plan, mission, and goals, while maintaining our required high quality standards.

The Compensation Committee has maintained a structured approach to compensation for our Named Executive Officers, and, since 2005, has retained its own independent compensation consultants which have provided the Committee with support, advice and recommendations. In 2005, we instituted formal management-by-objectives (MBO) annual performance based awards for all of our Named Executive Officers.  Our MBO based program has continued to be a major component of our compensation strategy.  It affords us the opportunity and framework for establishing both corporate and individual performance objectives while providing us the flexibility to reward superior performance in overcoming unforeseen circumstances and exceptional achievements.  Individual MBOs extend beyond financial performance and include actions required for the continued turnaround and future growth of the company.

In 2009 and 2010, the Compensation Committee worked with two different executive compensation consultants, each of which reviewed our compensation practices for the Named Executive Officers.  In 2010, our consultant worked with the Compensation Committee in comparing our executive compensation with pertinent market data taken from published salary surveys reflecting a broad range of entities, both within and outside our own specialty pharmaceutical industry. The study also included proxy data from a selected peer group, which is comprised of HiTech Pharmacal Co., Inspire Pharmaceuticals, ISTA Pharmaceuticals, Lannet Co., Obagi Medical Products, and Par Pharmaceutical.  Specifically, the Compensation Committee requested the consultant to report base and annual salary incentive percentages for executives in similar sized companies and/or similar industries.  We reviewed these surveys and information in order to obtain a general understanding of current compensation practices and trends for specific positions held versus just focusing on the Named Executive Officers. Furthermore, we do not target our Named Executive Officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements. Based on our review of these sources, our aggregate compensation for the Named Executive Officers falls at the aggregated medians of the Named Executive Officers of our proxy group. The aggregate for the Named Executive Officers in total target cash compensation, if full target bonus is paid under our annual incentive plan, falls slightly below the 60th percentile for the Named Executive Officers of our peer group.  The greatest increase in Total Direct Compensation for our Named Executive Officers should come from appreciation in their Long Term Incentives.

We seek to attract and retain results-oriented executives with proven track records in the healthcare and pharmaceuticals industries who can lead the company to sustained growth and profitability. Our overall compensation packages to our Named Executive Officers reward them for attaining our corporate financial and growth objectives and incent them to maintain and expand our prospects for new product development and earnings growth. At the same time, we provide balanced and attractive benefits that provide security for the Named Executive Officers and their families.  There are no special benefits or perquisites for our executive officers.  The Compensation Committee believes executive compensation policies should assure that executives are provided incentives and compensated in a way that advances both the short and long term interests of shareholders while also assuring that we are able to attract and retain executive management talent.  Specifically, the Compensation Committee’s objective is the establishment of executive compensation strategies that:

●	Assure that total cash compensation is based upon performance in the achievement of pre-determined financial and business objectives,

●	Provide incentives that reward short-term as well as long-term achievements,

●	Provide equity-based compensation incentives to align the financial interests of executive officers with those of shareholders, and

●	Promote executive retention.

The Compensation Committee annually establishes Named Executive Officer base salaries, fixes annual incentive compensation pay for performance objectives based on both individual and company goals, makes actual awards of annual incentive compensation based on attainment of these goals and other factors the Compensation Committee deems appropriate, and considers awards of long-term equity compensation.

Our Compensation Committee is composed exclusively of independent directors and meets regularly both with and without management.   Additionally, the Compensation Committee has received guidance from other Board members, including Dr. Kapoor, who has substantial and meaningful experience in ownership and management of pharmaceutical and life science companies.  The Compensation Committee also seeks input from the CEO, particularly related to the establishment and measurement of corporate and individual objectives and recommendations related to overall employee compensation matters.

With respect to establishing the CEO and CFO compensation, we gather, analyze and evaluate the compensation mix provided by our comparator groups, as well as consider the other factors set forth in the Compensation Committee’s charter.  Because of our unique business operations and business plan as well as the lack of a single direct competitor across all market segments, we formulated a peer group that came closest to reflecting the labor market for executive talent in our industry.

Components of Compensation

Our compensation program generally provides equivalent benefits for all salaried and hourly-paid employees. For our managers, directors and vice presidents, including our executive officers, we provide additional compensation designed to reward performance.  For 2010, the principal components of compensation for our executive officers were:

●	Base Salary,

●	Performance-Based Annual Bonus,

●	Long-Term Incentive Compensation, including periodic grants of long-term stock-based compensation, such as stock options, which are subject to time-based vesting requirements, and

●	Health and Welfare Benefits.

Base Salary

In setting the CEO’s, CFO’s and General Counsel’s base salaries, we consider both internal equity issues and external equity based on analysis of comparator group data.  The Compensation Committee determines the base salary and other compensation to be paid to our CEO, CFO and General Counsel for the upcoming year and additionally reviews and approves our CEO’s goals and objectives for that year. In connection with its review and determination, the Compensation Committee considers the input of the Chairman of our Board of Directors, who conducts a detailed review of the performance of our CEO.  Our Chairman also presents his recommendation for any change in base salary or other compensation components for our CEO.

The Compensation Committee reviews and approves the compensation of our other Named Executive Officers as recommended by the CEO.  In connection with such determinations, the CEO reviews the performance of, and proposes salary increases for, all managers who report to him. Any increases are generally based upon the individual’s performance during the previous year and any changes in responsibilities for the upcoming year.  The Compensation Committee reviews the reasonableness of any proposed compensation for the Named Executive Officers. In conducting its review and making its determinations, the Compensation Committee reviews a history of base salary, cash incentive bonus targets and payouts, and equity awards, prepared by the Company’s Human Resources Department.  During the year, our CEO may change the base salary of the managers who report to him, with the exception of our CFO and General Counsel, without prior approval of our Compensation Committee.  He may do so in order to address significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. Our CEO will submit proposed compensation changes for the CFO and General Counsel to the Compensation Committee for review and approval.  The CEO did exercise this authority during 2010.

We are pleased that the approved corporate MBOs for 2010 were not only achieved, but exceeded.  While revenues increased 13.9%, improved margins combined with a slight decrease in SG&A resulted in a Gross Profit increase of 171%.  These results are due to the management team’s execution of the MBOs set out by Mr. Rai and the Board of Directors.  At year-end our stock price had appreciated by 339%.

Effective June 8, 2009, we signed a six-month Executive Consulting Agreement with our CEO that sets forth his monthly consulting fees in the amount of $17,949, plus a $200,000 balloon payment at the end.  The Executive Consulting Agreement was subsequently amended effective December 7, 2009 to extend its term for an additional year and set the new consulting fee rate to $33,333 per month, equating to $400,000 per year.  This consulting agreement was then subsequently renewed and amended effective June 8, 2010 for a period of two years.  Under the terms of the Executive Consulting Agreement, as amended, effective June 8, 2010, Mr. Rai is to receive an annual consulting fee of $500,000, paid in monthly installments, for his service as Chief Executive Officer, with the opportunity to earn bonus equal to 100% of his annual compensation beginning in fiscal year 2011.  The Compensation Committee and the Board felt that the financial achievements under Mr. Rai’s leadership merited this increase.  The Executive Consulting Agreement, as amended, also defines the amounts payable to Mr. Rai upon termination of his services following a change in control of the Company.  Mr. Rai’s agreement does not contain any perquisites.  There is not a single trigger for his change of control provision.

The Company entered into employment agreements with its CFO and General Counsel.  Each employment agreement has an initial term of one-year and is automatically renewed for successive one (1) year periods unless written notice of non-extension is provided.  The employment agreements describe payments due to the officer upon termination under various scenarios, including his termination following a change in control.  Neither of these agreements has a change of control provision with a single trigger.  None of the Company’s other Named Executive Officers has a formal employment agreement.

Our Human Resources Department (“HR”) evaluates compensation levels and composition and fashions competitive pay packages on a company-wide basis.  HR also works closely with the Compensation Committee and the CEO in planning for recruitment and retention of employees.  Based on HR’s research and the CEO’s recommendations, we fix these salaries at rates that we believe are generally competitive, but we do not attempt to pay at the high end of our competition.

Performance-Based Annual Bonus

In 2010 and 2011, we structured specific annual incentive compensation pay based upon MBOs for our CEO, CFO and General Counsel.  After the Board reviewed the strategic plan and budget for the year, the Compensation Committee set annual incentive compensation targets designed to induce achievement of that plan and budget.  For the 2010 year, we set MBOs for our CEO, CFO and General Counsel that could have resulted in the CEO, CFO and General Counsel receiving bonuses of 60%, 40% and 40% of their respective base compensation if all objectives were fully achieved, with additional opportunity for 30%, 20% and 20% “stretch” bonuses, respectively.  For the 2011 year, we set the CEO’s bonus target at 100% of base compensation, the CFO’s bonus at 50% of base compensation and General Counsel’s bonus at 40% of base compensation.  The CFO and General Counsel each have additional opportunity for “stretch” bonus at 25% and 20% of their base compensation, respectively.   Also, in 2010 and 2011, we approved specific objectives and target percentages of compensation for the Named Executive Officers, other than the CEO and CFO, based on the CEO’s recommendation and our review of the appropriate objectives for these individuals.  Each Named Executive Officer has established MBOs that align with each of the Corporate MBOs enumerated below.

Pursuant to our 2010 MBO program, corporate performance measurements included achieving specific objectives for (i) achieving a certain amount of cash flow and earnings (ii) performing to budget, (iii) launching a certain number of new products and executing identified business initiatives, and (iv) minimizing business and operational risks.  Each Named Executive Officer has established MBOs that align with each of these Corporate MBOs.

No executive is part of an incentive plan that has any guaranteed bonus amounts.  None of our executives is eligible for any tax gross-ups.  The company has eliminated all perquisites including company cars.   The company does not have a pension plan and does not have a Supplemental Executive Retirement Plan.

At the outset of 2010, Mr. Rai established financial goals required for incentive payout. The plan necessitated the achievement of corporate goals before any individual payouts would be made.  The stretch goal for Net Revenues was 11.5% higher than the base and the EBITDA stretch goal required exceeding the base by 72%. Both of these goals were exceeded which allowed the stretch bonus amounts to be paid.  Individual payouts to the Named Executives Officers were in the range of 96-100% of individual goal achievement.   Mr. Rai also developed individual goals around five governing principles for incentive pay.  These five principles were to:

●	Deliver 2010 budget

●	Improve cash-flow

●	Complete development of new products

●	Minimize Business Risk

●	Launch new products

Each of the Named Executive Officers was given five specific goals each of which tied back to at least one, if not multiple governing principles.  In addition, each goal was tied to activities that each executive could drive or influence.

The table below illustrates the distribution of governing principles across the individualized goals of the Named Executive Officers.  This shows that Minimizing Business Risk was found most often as the guiding principle of an individual goal, while eleven different goals were tied back to delivering the 2010 Budget

Minimize Business Risk	Deliver 2010 Budget	Achieve Break-even or improve cash flow	Complete Development of new products	Launch new products according to plan
14	11	6	5	3

With the exception of Mr. Sabat, all other executives had each goal weighted equally at 20%.  Mr. Sabat had 50% of his incentive tied to Increased Revenues, while the other four were focused on margin improvement and increased cash flows.

For the year 2010, we paid bonuses to each of our named executive officers based on their achievement of personal MBOs and the Company’s achievement of its performance targets.  “Stretch” bonuses were paid based on the Company exceeding the 2010 “stretch” budget targets established by the Board at the beginning of the year.  In accordance with the bonus percentages detailed above, the “stretch” bonuses for the CEO, CFO and General Counsel were calculated at 50% of their base bonus amounts.  Our other named executive officers likewise received “stretch” bonuses equal to 50% of their base bonus amounts.  Our named executive officers’ bonuses for 2010 (paid in 2011) were calculated as follows

	Base Pay for Bonus Calculation (a)	% Personal MBO Achievement (b)	Base Bonus Opportunity (c)	Base Bonus Amount (d)	Stretch Bonus Opportunity (e)	Stretch Bonus Amount (f)	Total 2010 Bonus Paid (g)
Raj Rai	$ 456,000	100%	60%	$ 270,000	30%	$ 135,000	$ 405,000
Timothy A. Dick	256,000	98%	40%	100,352	20%	50,176	150,528
Joseph Bonaccorsi	256,000	96%	40%	98,304	20%	49,152	147,456
John R. Sabat	264,000	100%	30%	79,200	15%	39,600	118,800
Mark M. Silverberg	261,000	96%	30%	75,168	15%	37,584	112,752
TOTALS	$ 1,493,000			$ 623,024		$ 311,512	$ 934,536

(d)	Base Bonus Amount = Base Pay (a) x % Personal MBO Achievement (b) x Base Bonus Opportunity (c).
(f)	Stretch Bonus Amount = Base Pay (a) x % Personal MBO Achievement (b) x Stretch Bonus Opportunity (e).
(g)	Total 2010 Bonus Paid = Base Bonus Amount (d) + Stretch Bonus Amount (f).

The company has not yet instituted a claw-back provision for its short-term incentive bonus plan.

Long Term Incentive Compensation

We grant non-qualified stock options to our named executive officers as a means of rewarding past performance and encouraging continued efforts to achieve personal and Company objectives in the current and future years.  During 2010, the Board approved the grant to our CEO of 900,000 stock options having a grant-date fair value of $1,274,550, approved the grant to our CFO of 550,000 stock options having a grant-date fair value of $716,064, and approved the grant to our General Counsel of 200,000 stock options having a grant-date fair value of $237,540.  These options were granted at existing market prices and vest one third per year on each of the first three anniversaries of their grant dates.  They bear an expiration date five (5) years from date of grant.

Stock Options granted in 2010 reflect the company’s belief that Long Term Incentives should provide a large majority of compensation opportunity for our named executives.  The company does not have any Long Term Cash Incentives nor does it maintain a pension plan or a SERP.

While the company has not yet adopted any stock ownership guidelines, given the number of shares beneficially owned by each of the Named Executive Officers, the company is confident each executive could currently fulfill a requirement to own a multiple of 3 - 5 times his base salary.

Benefits

Post-Termination Payments.  The consulting agreement with our CEO provides for post-termination benefits under certain circumstances following a change of control of ownership of the Company, which would include accelerated vesting of equity compensation awards, and a multiple of base salary and past bonus compensation.

The employment agreements with our CFO and General Counsel provide for post-termination benefits under certain circumstances.  Further, in the event of a termination for good cause by the CFO or General Counsel or for no cause following a change of control of ownership of the Company, post-termination benefits and compensation would include accelerated vesting of equity compensation awards, and a multiple of base salary and past bonus compensation.

Company-Wide Benefits.  Executive officers (with the exception of Mr. Rai) and all full-time employees are eligible to participate in other standard benefits, including health, (which is partially funded by the employee), 401(k), disability and life insurance, flexible spending accounts, employee stock purchase plan, employee assistance program, education assistance program, travel assistance, paid time off and holidays.  Part time employees are eligible to participate in a limited benefits program which includes 401(k), employee stock purchase plan, and limited holiday and paid time off.   At the recommendation of management, the Board of Directors may elect to approve matching 401(k) contributions.  As of January 1, 2011, we are matching employee 401(k) contributions at a rate of 50% of the first 6% contributed by the employee.  We had suspended our matching contribution in May 2009 and re-established the match in April 2010 at 25% of the first 6% contributed, before increasing back to 50% of the first 6% contributed in January 2011.

ESPP.  The Akorn, Inc. Employee Stock Purchase Plan permits eligible employees to acquire shares of our common stock, at a 15% discount from market price, through payroll deductions not exceeding 15% of base wages.  Purchases under the ESPP are subject to an annual maximum purchase of $25,000 in market value of our common stock.

Other Considerations.

Tax Considerations.  It has been and continues to be our intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation (except certain equity incentives) paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.  We also regularly analyze the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purposes of such compensation.

Accounting Treatment Considerations.  We are especially attuned to the impact of Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, with respect to the grant and vesting of equity compensation awards.  Prior to the granting of such awards, we analyze the short and longer-term effects of any particular award on our budget for the year of grant and anticipated financial impact in future years.  This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

Timing of Equity Grants and Equity Grant Practices.  The Compensation Committee recommends to the Board equity compensation to all of the Named Executive Officers and all other Company employees.  All awards are made based on the closing price of our stock on the date of approved award.  In addition, awards may be made to new employees upon their joining the company, and to employees who are promoted during the year.  The timing of such awards depends on those specific circumstances and is not tied to any other particular company event, anticipated events or announcements.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities Section 18 of the Exchange Act, except to the extent that Akorn specifically incorporates by reference all or part of a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee of Akorn has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2010 and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee, consisting of:

Ronald M. Johnson, Chair
Steven Meyer
Alan Weinstein

Executive Compensation Tables

The following table includes information concerning compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock Awards ($) (e) (2)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i) (5)	Total ($) (j)

Current Executive Officers
Raj Rai (4)	2010	-0-	405,000	-0-	3,160,000			456,109	4,021,109
Chief Executive Officer	2009	-0-	-0-	-0-	1,740,000			333,241	2,073,241

Timothy A. Dick	2010	256,538	150,528	-0-	716,064			6,825	1,129,955
Chief Financial Officer	2009	126,538	-0-	-0-	206,640			3,550	336,728

Joseph Bonaccorsi	2010	256,346	147,456	-0-	237,540			7,262	648,604
Senior Vice President,	2009	161,588	-0-	-0-	119,550			3,898	285,036
General Counsel and Secretary

John R. Sabat,	2010	263,900	118,800	-0-	124,591			7,469	514,715
Senior Vice President, Sales,	2009	255,458	-0-	-0-	46,986			13,177	315,621
Marketing & National Accounts	2008	213,675	-0-	-0-	-0-			19,970	233,645

Mark M. Silverberg,	2010	260,870	112,752	-0-	159,424			8,315	541,361
Senior Vice President,	2009	256,370	-0-	-0-	158,315			14,299	428,984
Global Quality Assurance &	2008	236,500	-0-	-0-	-0-			24,274	260,774
Regulatory Compliance

(1)
The amounts shown in this column are the annual cash bonus incentive awards earned in the applicable year and paid to the Named Executive Officers in the following year.  No cash bonuses were paid to the Named Executive Officers for the years 2008 or 2009.

(2)
This column shows the grant-date fair value of restricted stock awards granted during the applicable year.  Additional information regarding restricted stock awards is included in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

(3)
This column shows the grant-date fair value of stock options granted during the applicable year.  These amounts were determined as of the options’ grant dates using a Black-Scholes option valuation model.  The assumptions used were the same as those reflected in Note I to our consolidated financial statements for the year ended December 31, 2010.

(4)
The grant-date fair value of the Option Awards for Mr. Rai includes $1,274,550 related to the 900,000 stock options granted to him in 2010, plus $1,885,450 of incremental fair value assigned to 1,750,000 stock options granted on August 7, 2009.  This grant of 1,750,000 options was approved by the Board on August 7, 2009, but did not become effective until May 21, 2010, the day the Company’s shareholders approved an amendment to the 2003 Stock Option Plan allowing this grant to proceed.  On May 21, 2010, the fair value of these 1,750,000 options was $3,278,800, compared to their original fair value of $1,393,350 calculated as of August 7, 2009.  The incremental value of $1,885,450 is included in the Option Awards figure presented above for 2010, while the original value of $1,393,350 is included in the Option Awards figure for 2009.

(5)
The amounts reported in this column represent the dollar amount for each Named Executive Officer for consulting services (CEO only), severance payments, perquisites and other personal benefits, tax reimbursements, our matching contributions to the Akorn 401(k) savings plan, insurance premiums, and other benefits as follows:

Name (a)	Year (b)	Consulting Services ($) (c)	Severance ($) (d)	Car Allowance ($) (c)	Spouse Travel ($) (e)	Disability Insurance Premium ($) (f)	Tax Gross-Up ($) (g)	401(k) Match ($) (h)	Group Term Life Insurance Premium ($) (i)	Health Insurance Premium ($) (j)	All Other ($) (k) (1)	Total ($) (l)
Raj Rai	2010 2009	456,109 333,241	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	456,109 333,241
Timothy A. Dick	2010 2009	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 404	-0- -0-	2,723 -0-	360 448	-0- -0-	3,742 2,698	6,825 3,550
Joseph Bonaccorsi	2010 2009	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 462	-0- -0-	2,980 -0-	540 512	-0- -0-	3,742 2,924	7,262 3,898
John R. Sabat	2010 2009 2008	-0- -0- -0-	-0- -0- -0-	-0- 2,077 6,000	-0- -0- -0-	-0- 693 1,992	-0- 3,168 1,176	1,875 2,264 5,178	2,376 768 756	-0- 981 2,989	3,218 3,226 1,879	7,469 13,177 19,970
Mark M. Silverberg	2010 2009 2008	-0- -0- -0-	-0- -0- -0-	-0- 2,077 6,000	-0- -0- -0-	-0- 693 1,399	-0- 2,202 803	3,025 2,362 7,095	1,548 768 756	-0- 981 2,989	3,742 5,216 5,232	8,315 14,299 24,274

(1)	This column represents the discount from market value on shares purchased through the Employee Stock Purchase Plan for Messrs. Bonaccorsi, Dick, Sabat and Silverberg.

2010 Grants of Plan-Based Awards

The following table provides additional information about stock and option awards granted to our Named Executive Officers during the year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS
Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (2)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Raj Rai	2/22/10 5/21/10								150,000 750,000	1.46 2.61	126,750 1,147,800
Timothy A. Dick	2/22/10 5/21/10								183,333 366,667	1.46 2.61	154,916 561,147
Joseph Bonaccorsi	2/22/10 5/21/10								100,000 100,000	1.46 2.61	84,500 153,040
John Sabat	2/22/10 5/21/10								75,000 40,000	1.46 2.61	63,375 61,216
Mark M. Silverberg	2/22/10 5/21/10								80,000 60,000	1.46 2.61	67,600 91,824

(1)	The per-share exercise or base price of the options granted in the fiscal year is based on the closing price of our common stock on the grant date of each respective option.

(2)
The grant date fair values of the option awards granted during 2010 were based on the closing prices of our common stock on the respective grant dates.  The grant date fair value of the stock option awards was determined using a Black-Scholes option valuation model.   The assumptions used for all grants in 2010 were the same as those reflected in Note I to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at 2010 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2010, for each of our Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS (1)						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($) (e)	Option Expiration Date (f) (8)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)
Raj Rai	250,000 (2)	-0-		1.00	6/8/2014
	750,000 (3)	1,250,000		1.34	8/7/2014
	-0- (4)	150,000		1.46	2/22/2015
	-0- (5)	750,000		2.61	5/21/2015

Timothy A. Dick	116,666 (6)	233,334		1.00	6/12/2014
	-0- (4)	183,333		1.46	2/22/2015
	-0- (5)	366,667		2.61	5/21/2015

Joseph Bonaccorsi	83,333 (7)	166,667		0.81	5/6/2014
	-0- (4)	100,000		1.46	2/22/2015
	-0- (5)	100,000		2.61	5/21/2015

John R. Sabat	8,333 (8)	16,667		1.60	11/19/2014
	16,666 (8)	33,334		1.60	11/19/2014
	3,333 (8)	6,667		1.60	11/19/2014
	-0- (4)	75,000		1.46	2/22/2015
	-0- (5)	40,000		2.61	5/21/2015

Mark M. Silverberg	16,666 (9)	33,334		1.11	5/26/2014
	16,666 (8)	33,334		1.60	11/19/2014
	17,500 (10)	17,500		1.60	11/19/2014
	37,500 (10)	37,500		1.60	11/19/2014
	-0- (4)	80,000		1.46	2/22/2015
	-0- (5)	60,000		2.61	5/21/2015

(See next page for corresponding Notes )

NOTES:

(1)	Outstanding stock options at December 31, 2010, become exercisable in accordance with the vesting schedule below:

	Grant Date	Vesting Schedule

(2)	6/8/2009	Vested immediately upon grant.

(3)	8/7/2009
250,000 options vested on 12/8/2009 and 250,000 options to vest every six months thereafter, until 6/8/2013, for as long as and providing that Mr. Rai continues to render CEO consulting services to the Company.

(4)	2/22/2010	1/3 per year beginning on the first anniversary of the grant

(5)	5/21/2010	1/3 per year beginning on the first anniversary of the grant

(6)	6/12/2009	1/3 per year beginning on the first anniversary of the grant

(7)	5/6/2009	1/3 per year beginning on the first anniversary of the grant

(8)	11/19/2009	1/3 per year beginning on the first anniversary of the grant

(9)	5/26/2009	1/3 per year beginning on the first anniversary of the grant

(10)	11/19/2009	1/4 vesting immediately and ¼ on each of next three anniversaries of grant

See “2010 Grants of Plan-Based Awards” for more information on outstanding stock options.

2010 Option Exercises and Stock Vested Table

None of our Named Executive Officers realized any value from the exercise of option awards or the vesting of stock awards during the year ended December 31, 2010.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Number of Shares Withheld to Cover Tax Liability (e)	Value Realized on Vesting ($) (f) (1)

Potential Payments Upon Termination or Change of Control

We entered into agreements with our CEO, CFO and General Counsel which include severance and change of control provisions that may require us to make payments to these individuals in the event of the termination of the CEO’s consulting services and the CFO’s and General Counsel’s employment, and increased payments and acceleration of unvested equity grants, such as stock options, following a change in control.

Under the terms of the agreements, we will provide certain protections for a period of one year for the CEO, CFO and General Counsel following a change of control. In the event the CEO’s Consulting Agreement, or the CFO’s or General Counsel’s employment is terminated involuntarily by the Company or successor or for good reason by the individual officer during such period, he would then be provided with severance benefits under the terms of the agreement. The agreement does not provide for any tax gross-up of severance pay.

A “change of control” generally means (i) any other person or entity acquires ownership of 40 % or more of our outstanding common stock or the combined voting power over our outstanding voting securities;  (ii) the incumbent directors, as defined in the agreements, cease to constitute at least a majority of the board; or (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions.

“Good reason” generally means the occurrence of any of  (a) a change in officer’s status or responsibilities which represents a material and adverse change from officer’s status or responsibilities, or the assignment to officer of any duties or responsibilities which are materially inconsistent with officer’s status or responsibilities; (b) a reduction in officer’s base salary to a level below that in effect at any time previously; (c) the Company’s requiring officer to be based at any place outside a 50-mile radius from officer’s job location or residence without the officer’s consent; (d) the failure of the Company to obtain an agreement, satisfactory to the officer, from any successors to assume and agree to perform the agreement.

With respect to the CEO’s Consulting Agreement, if, during the term of the agreement, the agreement is terminated within ninety (90) days prior to or twelve (12) months following a change in control, the CEO then would be entitled to the following compensation and benefits:

i. If the CEO’s Consulting Agreement is terminated by the Company for good cause, due to the CEO’s disability or death, due to CEO’s retirement, or by CEO for any other than for Good Reason, the Company would pay to CEO accrued compensation.

ii.   If the CEO’s Consulting Agreement is terminated by the Company without good cause, or by the CEO for Good Reason, the CEO would be entitled to (a) the Company would pay CEO all accrued compensation and a pro-rata bonus amount; (b) the Company would pay CEO as a liquidated sum in lieu of any further compensation for periods subsequent to the termination date, an amount in cash equal to three (3) times the sum of base annual compensation and bonus amount; and (c) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to CEO under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement would lapse and such incentive award would become 100% vested, all stock options and stock appreciation rights granted to the CEO would become immediately exercisable and would become 100% vested and all performance units granted to the CEO would become 100% vested.

Under the Consulting Agreement with our CEO, he is subjected to non-compete provisions pursuant to which the CEO shall not compete with the business of the Company during the term of his employment.  The CEO is specifically prohibited from engaging in any business activity that is or may reasonably be found to be in competition with the business of the Company.  Further, the CEO is prohibited during the term and for twelve months following the termination of the Consulting Agreement from soliciting, enticing or inducing any Company employees or business away from the Company to be employed by any competitor of the Company.

With respect to the CFO and General Counsel, if, during the term of their respective agreements, the agreement is terminated within ninety (90) days prior to or twelve (12) months following a change in control, the officer would then be entitled to the following compensation and benefits:

i.  If the officer’s employment were terminated by the Company for good cause, due to the officer’s disability or death, due to officer’s retirement, or by the officer for any other than for Good Reason, the Company would pay to officer accrued compensation.

ii. If the officer’s employment is terminated by the Company without good cause, or by the officer for Good Reason, the officer would be entitled to: (a) the Company would pay officer all accrued compensation and a pro-rata bonus amount; (b) the Company would pay officer an amount in cash equal to two (2) times the sum of  base annual compensation and bonus amount; (c) until the second (2nd) anniversary of the termination date, officer would have such rights with respect to benefits provided by the Company, including without limitation car allowance, life insurance, disability, medical, dental and hospitalization benefits as were provided to officer within ninety (90) days preceding the date of the Change in Control; and (iv) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to officer under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement would lapse and such incentive award would become 100% vested, all stock options and stock appreciation rights granted to officer would become immediately exercisable and would become 100% vested and all performance units granted to the officer would become 100% vested.

Any change of control severance payment amounts made to the CEO, CFO or General Counsel would be paid in a single lump sum cash payment within thirty (30) days of the termination, and would be subject to all applicable tax and other withholdings.  In the event that any payment or benefit received or to be received by CEO in connection with termination of his Consulting Agreement would constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G would be subject to the excise tax imposed by Section 4999 of the Code, then such Severance Parachute Payments would be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax.  The agreements do not provide for any tax gross-up of severance pay.

Termination Other Than for Cause or Disability; Voluntary Termination for Good Reason

Further, with respect to the CFO and General Counsel, if either officer is terminated other than for cause or disability, or the officer terminates employment for “good reason” either more than 90 days prior to or 12 months following a change of control, he would be entitled to a lump sum payment equal to the amount of the officer’s accrued compensation and pro-rated bonus, plus:

(i)  an amount in cash equal to one (1) times the sum of the base annual compensation and bonus; (ii) until the first (1st) anniversary of the termination, the officer would have such rights with respect to all benefits provided by the Company as were provided to the officer as of the termination date or, if greater, at any time within ninety (90) days preceding the termination date, and (iii) the amounts provided would be paid in a single lump sum cash payment within thirty (30) days after the termination plus accrued pay in lieu of unused vacation;

Termination for Death or Disability or for Cause

If the CFO’s or General Counsel’s employment with the Company would be terminated (i) by the Company for Cause, (ii) due to officer’s Disability or death, (iii) due to officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by officer other than for Good Reason, the Company would pay to officer the accrued compensation. Cause generally means an officer’s willful and continued failure to perform substantially his duties.

Each of the agreements with the CFO and the General Counsel contains non-compete provisions pursuant to which the CFO and the General Counsel shall not compete with the business of the Company during the term of their employment and for twelve months following their employment termination. Specifically, the officers will not engage in any business activity that is or may reasonably be found to be in competition with the business of the Company.  Further, the CFO and General Counsel are prohibited from soliciting, enticing or inducing any Company employees or business away from the Company to be employed by any competitor of the Company.

The following table sets forth the estimated amounts payable to each of our Named Executive Officers upon a “change in control” of the Company:

	Raj Rai	Timothy A. Dick	Joseph Bonaccorsi	John R. Sabat	Mark M. Silverberg
Cash Severance Payments	$ 1,500,000	$ 580,000	$ 540,000	$ -0-	$ -0-
Cash Bonus Payments	1,500,000	435,000	324,000	-0-	-0-
Accelerated Vesting of Stock Options (1)	9,199,000	3,296,836	1,683,668	-0-	-0-
Employee Benefits Continuation (2)	-0-	15,500	15,500	-0-	-0-
Tax Gross-Up	-0-	-0-	-0-	-0-	-0-
TOTAL	$12,199,000	$ 4,327,336	$ 2,563,168	$ -0-	$ -0-

(1)	Represents the “in-the-money” value of unvested stock options based on Akorn’s closing stock price of $6.07 per share on December 31, 2010.
(2)	For Messrs. Dick and Bonaccorsi, represents the estimated cost to continue health and life insurance coverage for 2 years after a change in control.

Director Compensation

Director compensation is set by the Compensation Committee in coordination with management and submitted to the Board for approval.  In 2010, the Committee asked its independent compensation consultant to review its current compensation using published survey data.  The analysis showed that current Board practice falls in an appropriate range for a company of its size and in the Pharmaceutical Industry.  Given considerable consolidation in our industry, in 2010, the Compensation Committee decided it should revisit its peer group. The revised peer group was developed with the help of the Committee’s independent compensation consultant and consists of: Hi Tech Pharmaceutical, Inspire Pharmaceuticals, ISTA Pharamaceuticals, Lannet Co., Obagi Medical Products, Par Pharmaceutical and QLT, Inc. The committee found that there are few pubic companies in their industry and size that compare with Akorn.

Upon their appointments to the Board in 2009, Messrs. Meyer, Tambi and Weinstein were each granted the option to purchase 20,000 shares of our common stock at the market prices in effect on date of grant.  The options vested immediately upon grant and expire five years from grant date if not exercised.  The grant date for the 20,000 options granted to Messrs. Meyer and Tambi was June 22, 2009, and the grant date for the 20,000 options granted to Mr. Weinstein was August 7, 2009.  Our directors currently receive modest amounts in cash and each has stock or stock options. While the Company has not yet adopted any stock ownership guidelines for its Board, given the number of shares beneficially owned by Board members as of March 11, 2011, the Company is confident each independent director could currently fulfill a requirement to own a multiple of 3 – 5 times his annual director’s fees.  The compensation committee has discussed adding this requirement.

In 2010, the Compensation Committee and the independent compensation consultant conducted a review of comparator companies before determining and recommending to the full Board compensation for the Board and committee members, consisting of both cash and equity compensation as follows:

Board Fees:
Chairman of the Board Annual Compensation:	$50,000
Board Member Annual Compensation:	$30,000

Committee Membership Fees:
Compensation Committee Member:	$2,500
Audit Committee Member:	$2,500
Nominating and Governance Committee Member:	$1,500
Committee Chairperson:	$5,000

In addition to the cash compensation detailed above, stock options carrying a grant-date fair value of approximately $40,000 based on a Black-Scholes model are to be granted to each Board member, other than the Chairman, under the Company’s Stock Option Plan, with the award immediately vesting and exercisable upon grant.

Each continuing director, other than our Chairman, received a grant of 25,000 options on May 21, 2010 for his annual service as director.  In addition, upon his election to the Board on May 21, 2010, Mr. Abramowitz received an initial grant of 20,000 options, along with a pro rata grant of 14,585 options for his anticipated service as a director from his date of election through the end of calendar year 2010.  All options granted to our directors on May 21, 2010 vested immediately upon grant, bear an exercise price of $2.61 per share and expire five years from date of grant.

In connection with their service as our directors, we have provided to each of our independent directors supplemental indemnity assurances with respect to any claims associated with their serving as one of our directors, as a director of any of our subsidiaries, as a fiduciary of any of our employee benefit plans and in other positions held at our request..

The following table sets forth compensation paid to our Directors for the year 2010:

2010 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Total ($) (j)
Dr. John N. Kapoor (Chairman)	50,000	-0-	-0-	50,000
Kenneth S. Abramowitz	19,822	-0-	52,929	72,751
Ronald M. Johnson	41,500	-0-	38,260	79,760
Steven Meyer	38,574	-0-	38,260	76,834
Brian Tambi	30,000	-0-	38,260	68,260
Alan Weinstein	34,390	-0-	38,260	72,650

(1) The dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2) This column presents the aggregate grant date fair value of restricted stock granted during 2010.

(3) This column presents the aggregate grant date fair value of stock options granted during 2010.  The grant date fair values were determined using the Black-Scholes option valuation model.  The assumptions used were the same as those reflected in Note I to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.  During 2010, our directors were granted the following stock options:  Dr. Kapoor – none; Mr. Abramowitz – 34,585; and Messrs. Johnson, Meyer, Tambi and Weinstein – 25,000 each.  As of December 31, 2010, each director had the following number of options outstanding: Dr. Kapoor – none; Mr. Abramowitz – 34,585; Mr. Johnson – 95,000; and Messrs. Meyer, Tambi and Weinstein – 45,000 each

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ronald M.  Johnson, Chair, Steven J. Meyer and Alan Weinstein who currently comprise the Compensation Committee, are each independent, non-employee directors of Akorn.  No executive officer (current or former) of Akorn served as a director or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on our Compensation Committee, (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board, or (iv) were directly or indirectly the beneficiary of any related transaction required to be disclosed under the applicable regulations of the Exchange Act, during the year ended December 31, 2010.

PERFORMANCE GRAPH

The following Stock Performance Graph and related information shall not be deemed “soliciting material” or “filed” with the Securities and Exchange Commission, nor should such information be incorporated by reference into any future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference in such filing.

Our common stock was listed on the American Stock Exchanged from November 24, 2004 until February 6, 2007 under the symbol “AKN.”  Since February 7, 2007, our common stock has been listed on the NASDAQ Global Market under the symbol “AKRX”.

The graph below compares the cumulative shareholder return on our common stock with the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index over the last five years through December 31, 2010.  The graph assumes $100 was invested in our common stock, and also the two indices presented, at the end of December 2005 and that all dividends were reinvested during the subsequent five-year period.

Total Return Chart	2005	2006	2007	2008	2009	2010
NASDAQ Stock Market (U.S.) Index	100	110	120	72	103	120
NASDAQ Health Services Index	100	100	131	95	126	152
Akorn, Inc. (AKRX)	100	137	161	50	39	133

ANNUAL REPORT

WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD OR WHO REPRESENTS IN GOOD FAITH THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK AS OF DECEMBER 5, 2011.  REQUESTS SHOULD BE MADE TO AKORN, INC., ATTENTION: INVESTOR RELATIONS, 1925 WEST FIELD COURT, SUITE 300, LAKE FOREST, ILLINOIS 60045.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, brokers with account holders who are Akorn shareholders may be “householding” our proxy materials.  A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, or call (847) 279-6156.  Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by shareholders at the meeting other than those described in the accompanying notice.  The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the special meeting, or any adjournment thereof.  It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

/s/ Joseph Bonaccorsi

Joseph Bonaccorsi
Secretary

Lake Forest, Illinois
December 5, 2011

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000118208_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

AKORN, INC.
Special Meeting of Shareholders
December 29, 2011 10:00 AM

This proxy is solicited on Behalf of the Board of Directors of Akorn, Inc.

The undersigned hereby constitutes and appoints Joseph Bonaccorsi and Timothy A. Dick, or either of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side hereof, all of the shares of common stock of Akorn, Inc. (the "Company") held of record by the undersigned on December 5, 2011 that the undersigned is entitled to vote at the special meeting of shareholders of Akorn to be held on December 29, 2011 (the "Meeting"), and at all adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE SIDE. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000118208_2 R1.0.0.11699